Exhibit 99.1

Fairway Group Holdings Corp. Amends Existing Senior Credit Agreement

Company Expects to Reduce Annualized Cash Interest Payments by $4.8 Million

NEW YORK, May 6, 2013 — Fairway Group Holdings Corp. (NASDAQ: FWM), the parent company of Fairway Market, today announced that it has successfully amended its existing senior credit agreement.

The amendment revises certain terms and covenants contained in the existing $275 million credit agreement, including lowering the interest rate margin on the facility by 150 basis points and reducing the “LIBOR floor” applicable to LIBOR rate loans by 25 basis points. The repricing is expected to reduce the Company’s annualized cash interest payments by approximately $4.8 million. The Company further expects that the fees and expenses incurred in connection with the amendment will be paid back through reduced interest payments in approximately nine months.

“We are pleased with our ability to amend our senior credit agreement to achieve terms that improve our financial flexibility and lower our annualized cash interest expense,” said Edward Arditte, Fairway’s Executive Vice President and Chief Financial Officer. “We appreciate the support that we received in this transaction from our banking partners, which reflects the strength of our banking relationships and the solid fundamentals of our business as we continue to execute on our growth strategy.”

About Fairway Market

Fairway Market is a high-growth food retailer offering customers a differentiated one-stop shopping experience “Like No Other Market”.  Fairway has established itself as a leading food retailing destination in the Greater New York City metropolitan area, with stores that emphasize an extensive selection of fresh, natural and organic products, prepared foods and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries.  Fairway is headquartered in New York, New York.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Fairway’s actual results in current or future periods to differ materially from forecasted results. Food retail is a large and highly competitive industry, and Fairway’s business involves many risks and uncertainties, including, but not limited to: our ability to open new stores on a timely basis or at all; our ability to achieve sustained sales and profitable operating margins at new stores; the availability of financing to pursue our new store openings on satisfactory terms or at all; our ability to compete effectively with other retailers;  the geographic concentration of our stores;  our ability to retain and attract senior management, key employees and qualified store-level employees;  our ability to satisfy our ongoing capital needs and unanticipated cash requirements; and other risk factors detailed in our filings with the Securities and Exchange Commission (“the SEC”), and available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact

Fairway Group Holdings Corp.

Nicholas Gutierrez

Manager of Finance & Investor Relations

(646) 616-8103

nicholas.gutierrez@fairwaymarket.com